Exhibit 99.1
THIS WARRANT AND THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THIS WARRANT MAY BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED.
STOCK PURCHASE WARRANT
VOID AFTER 5:00 P.M., EASTERN STANDARD TIME
ON JANUARY 27, 2011

Date of Issuance January 27, 2006	Certificate No. [W- ]
     FOR VALUE RECEIVED, INX Inc., a Delaware corporation (the “Company”), hereby grants to Raymond James & Associates, Inc. or its registered assigns (the “Registered Holder”) the right to purchase from the Company 40,000 shares of the Company’s Common Stock, $.01 par value per share (“Warrant Stock” or “Warrant Shares”) at a price per share of $6.00 (as adjusted from time to time hereunder, the “Exercise Price”). Certain capitalized terms used herein are defined in Section 6 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.
     This Warrant is subject to the following provisions:
Section 1. Exercise of Warrant.
     1A. Exercise Period. The Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including the date of the 5 year anniversary of the effective date any Transaction for which Raymond James & Associates, Inc.’s services were utilized by the Company (the “Exercise Period”).
     1B. Exercise of Warrants.
          (i) Method of Exercise. The Warrant evidenced hereby may be exercised by the Registered Holder, in whole, by the delivery at the principal office of the Company (or at such other office or agency of the Company as it may designate by notice in writing to the Registered Holder), during normal business hours, of this Warrant and the Exercise Agreement (in the form attached hereto as Exhibit I), duly completed and executed, and payment of the Purchase Price (as such term is defined in Section IB(x) below) in cash, by wire transfer of immediately available United States federal funds or by bank certified, treasurer’s or cashier’s check payable to the order of the Company. Upon delivery of the Exercise Agreement, this Warrant and the Purchase Price, the Company shall deliver to the Registered Holder that number of Warrant Shares which is equal to the Purchase Price divided by the Exercise Price, as may be adjusted from time to time.
          (ii) Cashless Exercise. In lieu of exercising the Warrant evidenced hereby pursuant to Section 1B(i) above, the Registered Holder shall have the right during the Exercise Period to exercise this Warrant, in whole or in part, by surrendering this Warrant to the Company accompanied by the Form of Cashless Exercise (in the form attached hereto as Exhibit II), duly completed and executed. Upon delivery of the Form of Cashless Exercise and this Warrant, the Company shall deliver to the Registered Holder (without payment by the Registered Holder of any cash in respect of the Purchase Price) that number of Warrant Shares which is equal to the amount obtained by dividing (x) an amount equal to the difference between (1) the aggregate Market Price for the Warrant Shares as to which the Cashless Exercise Right is then being exercised (the “Cashless Exercise Shares”), determined as of immediately prior to the effective time of the exercise of the Cashless Exercise Right, minus (2) the aggregate Exercise Price then applicable to the Cashless Exercise Shares (such difference, the “Cashless Exercise Amount”), by (y) the Market Price of one share of Common Stock determined as of the close of trading immediately after the effective time of the exercise of the Cashless Exercise right. Upon exercise of the Cashless Exercise right, the Cashless Exercise Amount shall be deemed to have been paid to the Company in respect of the Warrant Shares so acquired. Any references in this Warrant to the “exercise” of this Warrant, and the use of the term “exercise” herein, shall be deemed to include, without limitation, any exercise of the Cashless Exercise right.
          (iii) Certificates for shares of Warrant Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Registered Holder as soon as practicable after surrender of the Warrant and either (a) payment of the Purchase Price and delivery of the Exercise Agreement or (b) delivery of the Form of Cashless Exercise to the Company, and in any event within ten (10) days after such surrender, payment and delivery to the Company in the manner described above. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, in the name of Registered Holder, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, as soon as practicable, deliver such new Warrant to the Registered Holder or to such Person as the Registered Holder has designated for delivery.
          (iv) The Warrant Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Registered Holder as of the close of business on the date on which this Warrant shall have been surrendered to the Company and delivery of (1) the Purchase Price and Exercise Agreement or (2) Form of Cashless Exercise has been made to the Company, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Warrant Stock on that date.
          (v) The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Registered Holder with respect to any issuance tax or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock. Each share of Warrant Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be duly authorized, validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.
          (vi) The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to insure that the par value per share of the unissued Warrant Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.
          (vii) The Company shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to, or in connection with, the exercise of this Warrant.
          (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Warrant Stock, solely for the purpose of issuance upon the exercise of the Warrants, at least such number of shares of Warrant Stock issuable upon the exercise in full of all outstanding Warrants. The Company shall take all such actions as may be necessary to insure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Warrant Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Warrant Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.
          (ix) If the shares of Warrant Stock issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Registered Holder’s option and upon surrender of this Warrant by such holder as provided above, together with any notice, statement or payment required to effect such conversion or exchange of Warrant Stock, deliver to such holder (or such other Person specified by such holder) a certificate or certificates representing the stock or securities into which the shares of Warrant Stock issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.
          (x) Purchase Price. The Purchase Price shall be the amount equal to the product of the Exercise Price multiplied by the number of shares of Warrant Stock being purchased upon such exercise.
     1C. Fractional Shares. If a fractional share of Warrant Stock would be issuable upon exercise of the rights represented by this Warrant, the Company shall, as soon as practicable after the date of exercise, deliver to the Registered Holder a check payable to the Registered Holder, in lieu of such fractional share, in an amount equal to the difference between (x) the Market Price of such fractional share as of the date of the Exercise Time and (y) the Exercise Price of such fractional share.
Section 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.
     2A. Adjustments of Number of Shares/Price. In the event of a subdivision or combination of the Common Stock, a stock dividend with respect to the Common Stock, a recapitalization, or a reclassification of the Common Stock, the number of and kind of shares issuable upon exercise of this Warrant, and the Exercise Price per share, shall be equitably adjusted by the Company’s Board of

Directors as it deems necessary, and in its sole discretion, to prevent dilution of the rights of the Registered Holder set forth in this Warrant. Promptly following any such adjustment, the Company shall provide the Registered Holder with a certificate stating the nature of the event giving rise to the adjustment and setting forth the adjusted Exercise Price and the number and kind of shares for which this Warrant shall then be exercisable.
     2B. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately decreased.
     2C. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of the Warrants, representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Warrant Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Warrant Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of the Warrants representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Sections I, 3 and 4 hereof shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Warrant Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Warrant Stock obtainable upon exercise of all the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     2D. Notices.
          (i) Immediately upon any adjustment of Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (ii) The Company shall give written notice to the Registered Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock, or (z) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Company also shall give written notice to the Registered Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation shall take place.
Section 3. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock that is payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) (except for a stock dividend payable in shares of Common Stock) (a “Liquidating Dividend”), then the Company shall pay to the Registered Holder of this Warrant at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Warrant Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.
Section 4. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Registered Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Warrant Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
Section 5. Registration Rights. Concurrent with the execution and delivery of this Warrant, the Company and the Registered Holder have entered into that certain Registration Rights Agreement (in the form of Addendum C hereto).
Section 6. Definitions. The following terms have meanings set forth below:
     “Common Stock” means, collectively, the Company’s Common Stock and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

     “Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.
     “Market Price” means as to any security the average of the closing prices, averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day, of such security’s sales on all domestic securities exchanges on which such security may be listed at the time, or, if there have been no sales on any such exchange on that day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization; provided that, if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all the Warrants then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all the Warrants then outstanding. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.
     “Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.
     “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Warrant Stock” or “Warrant Shares” means the Company’s Common Stock; provided that, if there is a change such that the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the type class of securities so issuable, then the term “Warrant Stock” shall mean one share of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
Section 7. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit III hereto) at the principal office of the Company.

Section 8. NASD Matters. Notwithstanding anything to the contrary in this Warrant, the Company agrees to modify any terms of the Warrant as requested by the Registered Holder so as to enable the Registered Holder to comply with the Conduct Rules of the NASD.
Section 9. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred herein as the “Warrants.”
Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, or destruction, or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
Section 11. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid or sent by reputable overnight courier service (charges prepaid) and shall be deemed to have been given when so mailed or sent (1) to the Company, at its principal executive offices and (2) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).
Section 12. Descriptive Headings Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporation laws of the State of New York shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

INX Inc.

By:	/s/ Brian Fontana
Name Brian Fontana
Its Chief Financial Officer

Attest:

/s/ Joseph Horcepa
Secretary